As filed with the Securities and Exchange Commission on August 8, 2003

Registration No. 333-106307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OXiGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3679168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Arsenal Street

Watertown, MA 02472

(617) 673-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick W. Driscoll

President and Chief Executive Officer

321 Arsenal Street

Watertown, MA 02472

(617) 673-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jonathan L. Kravetz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective, and from time to time thereafter as warrants.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 8, 2003

PROSPECTUS

OXiGENE, INC.

2,025,000 SHARES OF COMMON STOCK

We sold $15.0 million of our common stock and warrants to purchase our common stock in a private placement on June 12, 2003. This prospectus relates to the resale from time to time of up to a total of 2,025,000 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” on page 11 of this prospectus.

Our common stock is listed on The Nasdaq National Market under the symbol “OXGN.” On August 7, 2003, the last reported sale price for our common stock was $9.94 per share. Our principal executive offices are located at 321 Arsenal Street, Watertown, Massachusetts 02472, and our telephone number is 617-673-7800.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 4 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 15. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

ii

OUR BUSINESS

The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Overview

We are a biopharmaceutical company engaged principally in research into and the development of products for use in the treatment of cancer. Our efforts are focused on developing products for application as direct cancer treatment agents, particularly vascular targeting agents (“VTAs”). These agents attack a tumor’s network of existing and emerging blood vessels, which are its main life support system. We are also investigating the use of certain products for other applications in the field of ophthalmology, in particular age-related macular degeneration and diabetic retinopathy. Some of our activities are conducted with third parties, either through licensing arrangements or collaborations. Currently, we have, in various stages of clinical and pre-clinical development, multiple therapeutic product candidates that were derived from our principal vascular targeting platform.

We are a Delaware corporation that was originally incorporated in the state of New York in 1988 and reincorporated in the state of Delaware in 1992. Our principal executive offices are located at 321 Arsenal Street, Watertown, Massachusetts 02472. Our telephone number is 617-673-7800 and our web site address is www.oxigene.com. We make available free of charge through the Investors section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (SEC). We include our web site address in this prospectus as an inactive textual reference only.

In June 2001, we moved our corporate headquarters to Watertown, Massachusetts from Stockholm, Sweden. On December 31, 2001, we closed our Stockholm, Sweden office; however, we maintain our wholly-owned subsidiary, OXiGENE Europe AB, in Sweden and are in the process of finalizing a liquidation procedure for the subsidiary by the end of 2003. We maintain a small employee and facilities base, with administrative and scientific functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Watertown, Massachusetts headquarters. Substantial scientific activities are conducted pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally the subject of contracts with third party, specialty enterprises.

Our Product Candidates

Combretastatin.    Our primary technology is based on Combretastatin. Combretastatins are a family of proprietary small molecule anti-tumor VTAs that attack the existing blood vessels which have recently formed within, and to some extent the blood vessels leading to, a tumor, thereby rapidly starving large regions of a tumor of the oxygen and nutrients required to survive and grow. Blood vessels in normal tissue that are mature are much more resistant to the action of Combretastatin. Our lead Combretastatin compound, CA4P, targets the inner areas of the tumor, which are believed to be resistant to conventional cancer therapies such as chemotherapy and radiation as well as emerging antibody and protein based therapeutics. We are actively developing our next-generation Combretastatin-based product, OXi4503, that not only targets the blood vessels at the central core of the tumor but also appears to affect the vessels and tumor cells at the periphery. Currently, we have, in various stages of pre-clinical and clinical development, other therapeutic product candidates.

VTAs, like Combretastatin, are distinguishable from anti-angiogenesis agents, which attempt to prevent the formation of new tumor blood vessels, in that VTAs directly target the blood vessels already formed within tumors. We believe that anti-angiogenesis products, if successful, may prevent the continued growth of tumors but may not directly result in the death of existing cancer cells. In contrast, VTAs rapidly shut down blood flow within the tumor, thereby causing extensive tumor cell death. Moreover, because they affect the regions of the tumor believed resistant to many other treatments, they have the potential to enhance the effectiveness of currently available cancer therapies.

Combretastatins are a family of naturally occurring, highly active substances, of which our lead compound is CA4P. CA4P is an inactive synthetic derivative that becomes activated following entry into the blood stream, and then targets and damages the tumor’s blood vessels. Recent studies directed at understanding how Combretastatin works show that CA4P can have dramatic effects on the shape and structural integrity of newly formed vascular endothelial cells, which are the flat and elongated cells that form the walls of blood vessels. As these endothelial cells grow and divide, blood vessels are formed in the tumor. In vitro studies have demonstrated that CA4P acts on a protein called tubulin inside the newly formed and growing endothelial cells. By binding to the tubulin, CA4P is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, resulting in physical blockage of the tumor’s blood vessels. The resulting reduction in blood flow then deprives tumor cells of oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is therefore extensive tumor cell death. Normal healthy tissues in the body have few actively growing endothelial cells. These normal blood vessel endothelial cells have matured, and do not depend on tubulin for maintenance of their cell shape, and thus are not affected by CA4P.

We have an active discovery program for our next generation of VTA compounds. OXi4503, a compound from the Combretastatin family, has advanced into animal toxicology testing and is targeted to enter into clinical trials in early 2004. Early pre-clinical research with OXi4503 suggests that it not only shuts down blood flow to the central core of the tumor, much like CA4P, but it is then metabolized into a compound which selectively kills the remaining tumor cells at the periphery of the tumor. Another recent addition to our pipeline of next generation VTAs is OXi6197, which was discovered by researchers at Baylor University. As part of our collaboration with Baylor University, we retain the exclusive rights to OXi6197, and most recently it has been accepted by the National Cancer Institute (NCI) for the funding of various in vitro and in vivo experiments.

Certain Combretastatins were discovered by Dr. George R. Pettit, Regents Professor of Chemistry at Arizona State University (“ASU”). ASU has granted us an exclusive, world-wide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Specific Combretastatins have been successfully tested in vitro and in vivo in laboratories in the United States and Europe. Our most promising Combretastatin product, CA4P, has completed three Phase I clinical trials in approximately 100 patients in the United States and the United Kingdom. Most recently in the field of oncology, CA4P has entered into a Phase Ib combination trial with the widely used chemotherapeutic drug Carboplatin at the University of Pennsylvania, a Phase II single agent trial at the Ireland Cancer Center at University Hospitals of Cleveland and a Phase I/II combination trial with radiotherapy at the Mount Vernon Hospital in London, United Kingdom. In addition, CA4P will be studied in combination with carboplatin and paclitaxel in a Phase I/II trial involving patients with advanced ovarian cancer that is being launched at Mount Vernon Hospital. The U.S. Food and Drug Administration has also granted “fast track” designation to CA4P for the treatment of advanced anaplastic thyroid cancer. We have also broadened our research efforts into the field of ophthalmology whereby CA4P has been accepted by the Foundation for Fighting Blindness, the premier eye charity in the United States, for the funding of a Phase I/II clinical trial in wet age-related macular degeneration.

The Benzamide Platform.    The benzamide technology was originally developed by us around the inhibition of DNA repair processes. The third generation benzamide is Declopramide (formerly OXi-104). We licensed to Active Biotech AB (“Active”) of Sweden our benzamide technology rights (other than Declopramide) in November 2001. In April 2002, we and Active entered into an additional licensing arrangement whereby Active acquired exclusive patent rights to certain anti-cancer and anti-inflammatory uses of Declopramide. The grant of this exclusive license is subject to fulfillment of certain research, clinical development and marketing obligations by Active. We have concluded all research and clinical development of Declopramide based on the lack of compelling clinical results for that product.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

If any of the matters described in the following section were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and we anticipate that we will continue to incur losses in the future.

We have experienced net losses every year since our inception and, as of March 31, 2003, had an accumulated deficit of $73.1 million. Our net losses for the years ended December 31, 2000, 2001 and 2002 were $9.1 million, $4.1 million and $11.0 million, respectively. Our net loss for the six month period ended June 30, 2003 was $3.3 million. As of December 31, 2002, our accumulated losses since inception were $71.7 million. We anticipate incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any product and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.

Our products have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our products are in an early stage of development. In order to achieve profitable operations, we, alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive pre-clinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later stage studies or clinical trials. Although we have obtained some favorable results to date in pre-clinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts or those of our collaborative partners may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any such problems occur, we would be materially and adversely affected.

We will be required to raise additional funds to finance our operations; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flow from our operations is expected to continue over at least the next several years. We do not currently have any commitments to raise additional capital by selling equity, issuing debt or entering into any collaboration that would provide material funding. Our actual capital requirements will depend on numerous factors, including: the progress of and results of our pre-clinical testing and clinical trials of our VTAs under development, including CA4P, our lead Combretastatin-based compound; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by us of third party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

Under our current operating plan and capital budget, and based on current cost expectations, we believe our existing capital as of June 12, 2003 should be sufficient to fund operations for more than 30 months, including substantial advancement of currently ongoing clinical trials towards FDA approval of CA4P, our lead compound, whether or not such approval is ultimately obtained. We cannot predict with any certainty the success of any clinical trials, whether or not FDA approval will ultimately be obtained, and if obtained, whether such approval will take longer than expected. Due to the numerous risks and uncertainties of the drug development and FDA approval process, we cannot guarantee that our current cash, cash equivalents and capital will be sufficient to fund operations for the full time period described above. If our existing funds are not sufficient, we would be required to seek additional funding and/or take other measures to reduce expenses.

In addition, we will likely have to raise substantial additional funds: (i) if FDA approval is obtained on the CA4P compound, to bring such compound to market, including arranging for or developing manufacturing capabilities and completing marketing and other commercialization activities related to CA4P; (ii) to complete the development of any additional products other than the development and FDA approval process related to CA4P; and (iii) to bring any other potential product to market. The issuance of additional equity securities by us, if required to support these or any other purposes, would result in dilution to the existing stockholders. Additional financing may not be available on acceptable terms when needed, if at all. If adequate funds are not available on acceptable terms when needed, we would be required to delay, scale back or eliminate one or more of our product development programs or seek to obtain funds through arrangements with collaborative partners (or others), which arrangements may include a requirement that we relinquish rights to certain of our technologies or products or rights related to our technologies or products that we would not otherwise relinquish. Our failure to obtain funding when and in the amounts needed and/or our acceptance of funding on terms that are not favorable to us or less favorable to us than we would ordinarily desire, would have a material adverse effect on our financial position and results of operations.

We depend, and likely will continue to depend, on others for clinical development and manufacturing and marketing of our products.

We have limited experience in drug development, the regulatory approval process, manufacturing and marketing of products. Accordingly, we have depended, and in the future are likely to continue to depend, on others for assistance in many areas, including research, conducting pre-clinical testing and clinical trials, the regulatory approval process, manufacturing and marketing. Funding requirements, competitive factors or prioritization of other opportunities may lead us to seek additional arrangements with third parties. While we are likely to continue to explore other licensing and development opportunities for our technologies with other companies, we may not succeed in establishing new collaborative agreements or licensing arrangements; collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others, directed at the same diseases as those involved in their collaborative arrangements with us and thus undermining any collaboration with us; any such collaborative partners may not devote resources to our technologies or compounds on a basis favorable to us; any such arrangements may not be on terms favorable to us; and any future licensees may not succeed in marketing or commercializing licensed products.

Our products are subject to extensive government regulation, which results in uncertainties and delays in the progress of our products through the clinical trial process.

Our research and development activities, pre-clinical testing and clinical trials, and the manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Pre-clinical testing and clinical trials and manufacturing and marketing of our products are and will continue to be subject to the rigorous testing and approval processes of the FDA, the Swedish Medical Products Agency and other corresponding foreign regulatory authorities. Clinical testing and the regulatory process generally take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development, clinical testing and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. Even after such time and expenditures, regulatory approval may not be obtained for any potential products developed by us, and a potential product, if approved in one country, may not be approved in other countries. Moreover, if regulatory approval of a potential product is granted, such approval may entail significant limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems (such as previously undiscovered side effects) with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Moreover, continued cost control initiatives by health care maintenance organizations and similar programs may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies which, in turn, could have a material adverse effect on us.

Our industry is highly competitive, and our products may become technologically obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Accordingly, competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Although there are currently no VTAs on the market, AstraZeneca and Aventis, among other competitors, have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware that AstraZeneca, Aventis, and Antisoma all have VTAs that we believe are at an earlier stage of clinical development than our lead compound, CA4P. We are also aware of a number of companies engaged in the research, development and testing of new cancer therapies or ways of increasing the effectiveness of existing therapies. Such companies include, among other, AstraZeneca, Aventis, Bayer, Bristol-Myers Squibb, Abbott Laboratories, Inc., Aeterna Laboratories Inc., Ciba-Geigy Ltd., Eli Lilly and Company, EntreMed Inc., Glaxo Wellcome PLC, Johnson & Johnson, NeoPharm, Inc., Novartis AG, Pharmacyclics, Inc., Pfizer Inc., and Pierre Fabre S.A., some of whose products have already received, or are in the process of receiving, regulatory approval or are in later stages of clinical trials. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by us, or that would render our technology and products less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.

To date, our principal products have been based on certain previously known compounds. We anticipate that the products we develop in the future may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds we may discover. Although we expect to seek patent protection for any compounds we discover and/or for any specific uses we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our efforts, although those processes, as such, may not be patentable.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of June 12, 2003, we were the assignee of eight granted United States patents, nine pending United States patent applications, and granted patents and/or pending applications in several other major markets, including the European Union (“EU”), Canada and Japan.

We have secured a technology license from Arizona State University (“ASU”). The ASU license is an exclusive, world-wide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Under the ASU license, we have the right to grant sublicenses. ASU is entitled to royalty and milestone payments under the license agreement. We bear the costs of preparing, filing, prosecuting and maintaining all patent applications under the ASU license. Under the license agreement, we have agreed to diligently proceed with the development, manufacture and sale of products using the licensed technology. ASU has the first responsibility of enforcing patents under the license agreement. Either party may terminate the license agreement upon material default or bankruptcy by the other party. Payments made to ASU under the license agreement to date have amounted to approximately $1.7 million. Two remaining payments of $160,000 each are to be made on December 1, 2003 and June 1, 2004. The agreement is to terminate on the date of expiration of the last-to-expire patent or within two months written notice of termination from us. We are in compliance with the license.

We also have a license with Baylor University. The Baylor license is an exclusive license to use Baylor’s technology for the development of compositions to treat vascular disorders, inflammation, parasitic diseases and infections, fungal diseases and infections and/or cancer. We have the right to grant sublicenses under the Baylor license. The agreement with Baylor stipulates that royalties will be paid by us should sales be generated through use of Baylor’s compounds. The Company is not required to pay Baylor for use of Baylor’s compounds aside from this royalty mechanism. We are entitled to file, prosecute and maintain patent applications on products for which we have a license. The Company had made a one-time payment of $50,000 for the licensing fee that was used as a credit against research expenses generated by Baylor. The agreement will terminate on the date of expiration of the last-to-expire patent or within 90 days of written notice of material breach of the agreement by either party. We are in compliance with the Baylor license.

The patent position of pharmaceutical and biotechnology firms like us generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents was performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We require employees, Scientific Advisory Board members and the institutions that perform our pre-clinical and clinical tests to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

We depend heavily on our executive officers, directors, and principal consultants, and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others, particularly Joel-Tomas Citron—Chairman of the Board, Dr. David Chaplin—Chief Scientific Officer and Frederick Driscoll—President and Chief Executive Officer. The loss of the services of any of these individuals could have a material adverse effect on us. We have employment agreements with Mr. Citron, Dr. Chaplin, Mr. Driscoll and Dr. Scott Young, our Vice President of Clinical & Regulatory. We do not currently carry key man insurance for any of our personnel. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties.

Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will suffice to cover any claims.

The use of our potential products in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such products cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, in the amount of $2,000,000 for each occurrence and $2,000,000 in the aggregate, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on the financial condition and prospects of our company. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and products under development.

Risks Related to Our Common Stock

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.

The market price of the common stock has been, and likely will continue to be highly volatile. Between August 1, 2001 and August 7, 2003, the closing sale price has ranged from a high of $13.80 per share to a low of $0.84 per share. Factors, including our or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your initial investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market.

By further increasing the number of shares of our common stock that may be sold into the market, this offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

On June 12, 2003, we completed a private placement financing in which we sold the selling stockholders 1,500,000 shares of our common stock and warrants to purchase an aggregate of 375,000 shares of our common stock. As part of this transaction, we also issued warrants to purchase an aggregate of 150,000 shares of our common stock to our placement agent as a portion of the fee for the private placement. We agreed to register for resale the common stock issued or issuable upon exercise of the warrants that were issued in the financing.

The 2,025,000 shares of our common stock covered by this prospectus consist of the following:

•	1,500,000 shares of common stock;

•	375,000 shares of common stock issuable upon exercise of warrants at an exercise price of $15.00 per share; and

•	150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $12.00 per share.

All of these shares of common stock and the shares issuable upon exercise of the warrants will be freely saleable beginning on the date of this prospectus. The 2,025,000 shares covered by this prospectus represent approximately 13.8% of the total number of our shares of common stock that are currently issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.

The principal terms and conditions of the financing and a description of the warrants and other contractual obligations are set forth in (i) the Securities Purchase Agreement, dated June 10, 2003; (ii) the form of the warrant issued to investors in the financing; (iii) the warrant issued to the placement agent; and (iv) the Registration Rights Agreement, dated June 10, 2003, each of which has been filed as an exhibit to the Registration Statement on Form S-3, of which this prospectus forms a part. You are encouraged to review the full text of these documents.

In addition, as of March 31, 2003, an aggregate of 25,100 stock appreciation rights (“SARs”), with a weighted average exercise price of $7.51 per SAR, had been granted to certain clinical investigators and consultants. We are not required to make any cash payments upon exercise of any such SAR. If and when the spread between the market price of our common stock and the exercise price of the SARs changes, the charge for financial reporting purposes to research and development will be adjusted to reflect an increase or decrease, as the case may be, in the market price of our common stock. In addition, as of March 31, 2003, we had issued options to purchase an aggregate of 180,000 shares of our common stock to certain directors who are not employees. Such options are accounted for at their fair value. The future charge related to these options is also influenced by changes in the market price of our common stock. In addition, substantially all of the shares of our common stock issuable upon exercise of outstanding options and SARs have been registered for sale and may be sold from time to time hereafter. Such sales, as well as future sales of our common stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of our common stock. The price and liquidity of our common stock may also be significantly affected by trading activity and market factors related to the Nasdaq and Stockholm Stock Exchange markets, which factors and the resulting effects may differ between those markets.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. Of the warrants that have been issued to the selling stockholders, warrants to purchase 375,000 shares of our common stock have an exercise price of $15.00 per share and warrants to purchase 150,000 shares of our common stock have an exercise price of $12.00 per share. The warrants to purchase 375,000 shares of our common stock at an exercise price of $15.00 per share are exercisable immediately for cash only, but also become exercisable via cashless exercise on June 10, 2004 if there is no effective registration statement covering the shares. The remaining warrants to purchase 150,000 shares of our common stock at an exercise price of $12.00 are exercisable immediately for cash or via cashless exercise. If all of the warrants were exercised for cash, we would receive $7,425,000 in proceeds, which proceeds would be used for general corporate purposes. The warrants may not be exercised for cash, or at all.

SELLING STOCKHOLDERS

On June 12, 2003 we sold $15.0 million of our common stock and warrants in a private placement exempt from the registration requirements of the Securities Act. This prospectus relates to the resale from time to time of up to a total of 2,025,000 shares of our common stock by the selling stockholders, which shares are comprised of the following:

•	1,500,000 shares of common stock;

•	375,000 shares of common stock issuable upon exercise of warrants at an exercise price of $15.00 per share; and

•	150,000 shares of common stock issuable upon exercise of warrants at an exercise price of $12.00 per share.

Pursuant to the terms of the financing, we filed a Registration Statement on Form S-3, of which this prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued in connection with this transaction. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto. Roth Capital Partners, LLC is a registered broker-dealer and received warrants for 150,000 shares of common stock as compensation for its services as placement agent in the June 12, 2003 private placement. As to shares being sold for its own account, Roth is an underwriter. Roth is not underwriting the resale of any other shares.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of June 12, 2003 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after June 12, 2003 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. In addition, the terms of the warrants provide that no selling stockholder may exercise the warrants for shares of common stock for at least sixty (60) days after notice to us if the number of shares that would be acquired upon such exercise, together with any shares of common stock then held by such selling stockholder, would be equal to or exceed 4.9999% of our outstanding common stock. Accordingly, while all shares that are issuable to a selling stockholder upon exercise of the warrants are included in the number of shares being offered in the table below, shares which a selling stockholder is prevented from acquiring within sixty (60) days as a result of these provisions are not shown as beneficially owned. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering(2)
Selling Stockholder	Number	Percent(1)		Number	Percent
Riverview Group, LLC(3)	750,000	5.29%	937,500	—	—
Omicron Master Trust(4)	312,500	2.19%	312,500	—	—
Deephaven Small Cap Growth Fund LLC(5)	625,000	4.37%	625,000	—	—
Roth Capital Partners, LLC(6)	150,000	1.05%	150,000	—	—

(1)	Percentages prior to the offering are based on 14,187,342 shares of common stock that were issued and outstanding as of June 12, 2003.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.
(3)	The number of shares being offered consists of (i) 750,000 shares of common stock and (ii) 187,500 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $15.00 per share; provided, however, that as set forth in the paragraph above, the terms of the warrants prevent Riverview Group, LLC (“Riverview”) from exercising the warrants for at least sixty (60) days after providing notice to us because the shares acquired upon exercise, together with the shares currently held by Riverview would equal or exceed 4.9999% of our outstanding common stock. The Chief Financial Officer of Riverview, who is currently Robert Williams, has voting and dispositive power over the shares to be sold by Riverview. Mr. Williams disclaims beneficial ownership of such shares of our common stock and does not have any legal right to maintain such power.
(4)	The number of shares being offered consists of (i) 250,000 shares of common stock and (ii) 62,500 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $15.00 per share. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this Prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.
(5)	The number of shares being offered consists of (i) 500,000 shares of common stock and (ii) 125,000 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $15.00 per share. Deephaven Small Cap Growth Fund LLC is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the Chief Executive Officer, has voting and investment control over the shares that are owned by Deephaven Small Cap Growth Fund LLC.
(6)	The number of shares being offered consists of 150,000 shares of common stock issuable upon exercise of warrants exercisable immediately for $12.00 per share. Roth Capital Partners, LLC is a registered broker-dealer and NASD member, and acted as placement agent in connection with the sale of our common stock and warrants. Gordon Roth and Byron Roth share voting and dispositive power with respect to shares held by Roth Capital Partners, LLC.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of OXiGENE, Inc. appearing in OXiGENE, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, our stock is listed for trading on The Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003 (File No. 000-21990);

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 30, 2003 (File No. 000-21990);

•	Amendment No. 2 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 18, 2003 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on June 10, 2003 announcing that we had entered into definitive agreements for a $15.0 million private placement (File No. 000-21990); and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 (File No. 0-21990) pursuant to Section 12(g) of the Securities Exchange Act of 1934, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, and any amendment or report filed with the SEC for purposes of updating such description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting OXiGENE, Inc., 321 Arsenal Street, Watertown, Massachusetts 02472, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (617) 673-7800.

To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

Item	Amount
SEC registration fee	$1,774
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Printing fees	5,000
Miscellaneous fees and expenses	726

Total	$47,500

Item 15.    Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of our Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX, Section 3 of our By-laws provides that we shall, to the fullest extent permitted by the DGCL, indemnify our directors and may, if authorized by our board of directors, indemnify our officers, employees and agents and any and all persons whom we shall have power to indemnify against any and all expenses, liabilities or other matters.

Item 16.    Exhibits

(a) Exhibits.

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation of the Registrant, dated April 26, 1993. (1)

3.2	Certificates of Amendment to Restated Certificate of Incorporation, dated June 21, 1995 and November 14, 1996. (2)

3.3	By-Laws of the Registrant. (1)

4.1	Specimen Common Stock Certificate. (1)

*4.2	Form of Warrant dated June 10, 2003 issued to investors.

*4.3	Warrant dated June 10, 2003 to purchase 150,000 shares of common stock issued to Roth Capital Partners, LLC.

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered.

*10.1	Securities Purchase Agreement, dated June 10, 2003, between the Registrant and the Purchasers set forth on the execution pages thereof.

*10.2	Registration Rights Agreement, dated June 10, 2003.

23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3 and incorporated herein by reference).

*24.1	Power of Attorney (included on signature page).

*	Previously filed.
(1)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Registration Statement on Form S-1 (File No. 33-64968) and any amendments thereto.
(2)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996.

Item 17.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts on the 8th day of August 2003.

OXIGENE, INC.

By:	/s/ FREDERICK W. DRISCOLL

Frederick W. Driscoll President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joel-Tomas Citron	Chairman of the Board	August 8, 2003

/s/ FREDERICK W. DRISCOLL Frederick W. Driscoll	President, Chief Executive Officer and Director (Principal executive and financial officer)	August 8, 2003

/s/ MARC HEBERLEY Marc Heberley	Controller (Principal accounting officer)	August 8, 2003

* Arthur B. Laffer, Ph.D.	Director	August 8, 2003

Sten Lindahl, M.D., Ph.D.	Director	August , 2003

* Per-Olof Söderberg	Director	August 8, 2003

* William N. Shiebler	Director	August 8, 2003

*By:	/s/ FREDERICK W. DRISCOLL Frederick W. Driscoll as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation of the Registrant, dated April 26, 1993. (1)

3.2	Certificates of Amendment to Restated Certificate of Incorporation, dated June 21, 1995 and November 14, 1996. (2)

3.3	By-Laws of the Registrant. (1)

4.1	Specimen Common Stock Certificate. (1)

*4.2	Form of Warrant dated June 10, 2003 issued to investors.

*4.3	Warrant dated June 10, 2003 to purchase 150,000 shares of common stock issued to Roth Capital Partners, LLC.

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered.

*10.1	Securities Purchase Agreement, dated June 10, 2003, between the Registrant and the Purchasers set forth on the execution pages thereof.

*10.2	Registration Rights Agreement, dated June 10, 2003.

23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3 and incorporated herein by reference).

*24.1	Power of Attorney (included on signature page).

*	Previously filed.
(1)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Registration Statement on Form S-1 (File No. 33-64968) and any amendments thereto.
(2)	Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996.